CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Carillon Series Trust and to the use of our report dated February 23, 2023 on the financial statements and financial highlights of Carillon Chartwell Income Fund, Carillon Chartwell Mid Cap Value Fund, Carillon Chartwell Short Duration Bond Fund, Carillon Chartwell Short Duration High Yield Fund, Carillon Chartwell Small Cap Growth Fund, and Carillon Chartwell Small Cap Value Fund, each a series of shares of beneficial interest in Carillon Series Trust. Such financial statements and financial highlights, which are incorporated by reference into the Registration Statement, appear in the December 31, 2022 Annual Report to Shareholders.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

April 26, 2023